EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (together with all exhibits, appendices and schedules hereto, as amended, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of April 20, 2012, by and among Accelr8 Technology Corporation, a Colorado corporation (the “Company”), and the purchaser identified on the signature page hereto (together with its successors and permitted assigns, “Purchaser”).

RECITALS

A. Subject to certain conditions, including (without limitation) any approvals required to be obtained from the Company’s stockholders, the NYSE Amex Stock Market or other third parties, the Purchaser desires to make a significant equity investment in the Company by purchasing the Shares and the Warrants (each as defined below) in a private placement transaction exempt from the registration requirements set forth in the Securities Act (as defined below) pursuant to Section 4(2) thereof and Rule 506 promulgated thereunder. Assuming the full exercise of the Warrants, the Purchaser is proposing to make a total investment of up to $35,000,000.

B. Certain stockholders of the Company have entered into Voting Agreements with the Purchaser, pursuant to which they have agreed to vote their shares of Common Stock in favor of the transactions contemplated by this Agreement and certain related matters.

C. The parties are entering into this Agreement to specify the terms and conditions on which the Company will sell and issue to the Purchaser, and the Purchaser will acquire from the Company, the Shares and the Warrant.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1              Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings ascribed thereto in this Section 1.1:

“Accredited Investor” means an accredited investor, as defined in Rule 501(a) promulgated by the Commission under the Securities Act.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation, audit or similar event, occurrence, or proceeding, in each case filed, commenced, brought, conducted or heard with, by or before, or otherwise involving, any Governmental Authority, arbitrator, mediator, Trading Market, stock exchange or stock trading facility, whether (i) civil, criminal, administrative, judicial or investigative, (ii) formal or informal, (iii) public, private or otherwise, or (iv) at law, in equity or otherwise.

1	Securities Purchase Agreement

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Amendment to Geimer Employment Agreement” means that certain Amendment to Employment Agreement with Thomas V. Geimer, to be entered into on the Closing Date, which shall contain the terms set forth on Exhibit A-1 attached hereto and such other customary terms and conditions as the parties thereto agree upon.

“Board” means the board of directors of the Company.

“Business Day” means any day except (i) any Saturday, (ii) any Sunday, (iii) any federal legal holiday, and (iv) any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Bylaws” means the bylaws of the Company.

“Charter Amendment” means an amendment to the Company’s existing Articles of Incorporation (as of the date of this Agreement) to (i) increase the number of authorized shares of Common Stock to a total of 45,000,000 shares, and (ii) incorporate such other amendments that the Purchaser reasonably determines to be necessary to consummate the transactions contemplated by this Agreement.

“Closing” means the closing of the purchase and sale of the Shares pursuant to ARTICLE II.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, no par value per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” means any securities of the Company which entitle the holder thereof to acquire Common Stock at any time, including any debt, preferred stock, rights, options, warrants or other instrument that is at any time, in one transaction or in a series of transactions, convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption or approval of this Agreement, the Charter Amendment, the Stock Incentive Plan Amendment, the Option Grant and the transactions contemplated by this Agreement.

“Effective Date” means the date that the Registration Statement is first declared effective by the Commission.

“Eligible Market” means any of the New York Stock Exchange, the NYSE Amex Stock Exchange, the NASDAQ Global Market, or the NASDAQ Capital Market (or their respective successors).

2	Securities Purchase Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Alliance Bank of Arizona.

“Escrow Agreement” means that certain Escrow Agreement of even date herewith, substantially in the form of Exhibit B attached hereto, by and among the Purchaser, the Company and the Escrow Agent, providing for, among other things, the release of the Investment Amount to the Company upon the Closing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Geimer Consulting Agreement” means that certain Consulting Agreement with Thomas V. Geimer, to be entered into on the Closing Date, which shall contain the terms set forth on Exhibit A-2 attached hereto and such other customary terms and conditions as the parties thereto agree upon.

“Governmental Authority” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) supranational, national, federal, state, local, municipal, foreign or other government, (iii) multi-national organization or body, (iii) foreign or domestic stock exchange, stock market or inter-dealer or automatic quotation system, including any Trading Market, (vi) foreign or domestic securities association or similar self-regulatory organization, including the Financial Industry Regulatory Authority, (v) supranational, national, federal, state, local, municipal, foreign or other (A) governmental or quasi-governmental authority of any nature, including any legislature, agency, board, bureau, branch, department, division, commission, instrumentality, court, tribunal, magistrate, justice or other entity exercising governmental or quasi-governmental powers, (B) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, military, regulatory or taxing authority or power, or (C) quasi-governmental or private body exercising any judicial, executive, regulatory, taxing or any other governmental or quasi-governmental authority, or (vii) official of any of the foregoing.

“Indebtedness” means (i) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (ii) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP (as defined below).

“Intellectual Property Rights” means (i) worldwide patents, patent applications, invention disclosures and other rights of invention, filed with any Governmental Authority, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of the filing date of any of the foregoing (collectively, “Patents”); (ii) worldwide (A) registered trademarks and service marks and registrations and applications for such registrations, and (B) unregistered trademarks and service marks, trade names, fictitious business names, corporate names, trade dress, logos, product names and slogans, including any common law rights; in each case together with the goodwill associated therewith (collectively, “Trademarks”); (iii) worldwide (A) registered copyrights in published or unpublished works, mask work rights and similar rights, including rights created under Sections 901-914 of Title 17 of the United States Code, mask work registrations, and copyright applications for registration, including any renewals thereof, and (B) any unregistered copyrightable works and other rights of authorship in published or unpublished works (collectively, “Copyrights”); (iv) worldwide (A) internet domain names; (B) website content; (C) telephone numbers; and (D) moral rights and publicity rights (collectively, “Owned Rights”); (iv) any computer program or other software (irrespective of the type of hardware for which it is intended), including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing, including, in the case of source code, any related images, videos, icons, audio or other multimedia data or files, data files, and header, development or compilations tools, scripts, and files (collectively, “Software”), and (v) worldwide confidential or proprietary information or trade secrets, including technical information, inventions and discoveries (whether or not patentable and whether or not reduced to practice) and improvements thereto, know-how, processes, discoveries, developments, designs, techniques, plans, schematics, drawings, formulae, preparations, assays, surface coatings, diagnostic systems and methods, patterns, compilations, databases, database schemas, specifications, technical data, inventions, concepts, ideas, devices, methods, and processes (collectively, “Proprietary Information”); and includes any rights to exclude others from using or appropriating any Intellectual Property Rights, including the rights to sue for or assets claims against and remedies against past, present or future infringements or misappropriations of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property or other rights relating to any or all of the foregoing anywhere in the world.

3	Securities Purchase Agreement

“Investment Amount” means $14,420,000.

“Knowledge” means actual knowledge after reasonable investigation.

“Laws” means any federal, state, local, domestic, foreign, international or multi-national law (statutory, common, or otherwise), constitution, treaty, statute, code, order, writ, injunction, decree, award, stipulation, ordinance, administrative doctrine, equitable principle, code, rule, regulation, executive order, request, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and in effect from time to time.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, vested or unvested, joint or several, due or to become due, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements. The related term “Liable” has the correlative meaning.

“Lien” means any deed of trust, mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, right of first refusal, charge, encumbrance, lien, statutory lien of any kind or nature (including landlord’s, warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s or other like liens), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing, but excluding anynon-exclusive license of intellectual property and any restriction imposed under applicable securities laws.

“Losses” means, without duplication, any and all damages, losses (including losses due to business interruption or operation shutdowns, increased costs of operation, and the loss of any available tax deduction, and including special, exemplary, punitive or incidental losses or damages), deficiencies, costs of mitigation or avoidance, Liabilities, expenses of whatever nature, costs (including increased costs of business or operations), obligations, fines, interest, penalties, and payments, whether incurred by or issued against a Person, including (i) with respect to environmental liabilities and losses, clean-up, remedial correction and responsive action, and (ii) with respect to any Action or threatened Action, amounts paid in defense, settlement, investigation and discovery, costs associated with obtaining injunctive relief, administrative costs and expenses, reasonable fees and expenses of mediators, arbitrators, attorneys, expert witnesses, accountants and other professional advisors, and other out-of-pocket costs of investigation, preparation, mediation, arbitration, and litigation in connection therewith.

4	Securities Purchase Agreement

“Option Grant” means the grant of an option to Lawrence Mehren to purchase 2,200,000 shares of Common Stock at an exercise price equal to the price listed for the Common Stock on the NYSE Amex Stock Market as of the date of the grant.

“Organizational Documents” means, with respect to any entity, (i) if a corporation, its articles or certificate of incorporation and its bylaws, (ii) if a limited liability company, its articles or certificate of formation or organization and its operating agreement, or (iii) if another type of entity, any other charter, regulations or similar document, including contracts (such as an operating agreement, trust agreement or instrument, or partnership agreement), adopted, agreed, or filed in connection with the creation, formation, organization, governance or management of such entity.

“Person” means an individual or corporation, partnership (general, limited or limited liability), trust (business, statutory or other), association (incorporated or unincorporated), joint venture, limited liability company, joint stock company, government (or any branch, agency or subdivision thereof), or any other entity of any kind or nature.

“Proceeding” means an action, claim, suit, investigation or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Release Date” means the earlier to occur of (i) the date on which no Purchaser holds any Shares, and (ii) the date on which the Purchaser is eligible to sell Shares without volume or manner of sale limitations pursuant to Rule 144.

“Registered Intellectual Property” means, with respect to any Person, all worldwide (i) Patents, (ii) registered Trademarks and registrations and applications related thereto, (iii) registered internet domain names and telephone numbers, and (iv) registered Copyrights and applications therefor; in each case of clauses (i) through (iv) next preceding, that is owned by, registered or filed in the name of, such Person or any subsidiary of such Person.

“Registration Rights Agreement” means that certain Registration Rights Agreement, substantially in the form of Exhibit C attached hereto, to be entered into by and between the Company and the Purchaser at the Closing, providing the Purchaser with certain registration rights relating to the Securities.

“Required Stockholder Approval” means the adoption or approval of this Agreement, the Charter Amendment, the Stock Incentive Plan Amendment, the Option Grant and the transactions contemplated by this Agreement by the affirmative vote of holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote, at the Company Stockholders Meeting, assuming the presence of a quorum, in each case as provided under applicable Laws and the Company’s Organizational Documents.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“Securities” means the Shares and the Warrant Shares.

“Securities Act” means the United States Securities Act of 1933, as amended.

5	Securities Purchase Agreement

“Shares” means the shares of Common Stock to be issued to the Purchaser at the Closing pursuant to this Agreement, as specified on the signature page hereto.

“Stock Incentive Plan Amendment” means an amendment to the Company’s 2004 Omnibus Stock Option Plan (the “Stock Incentive Plan”) to increase the number of shares of Common Stock allocated to it by 5,000,000 shares.

“Subsidiary” means any subsidiary of the Company that would be required to be listed in an exhibit to the Company’s Annual Report on Form 10-K covering the period in which the date of this Agreement falls.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Common Stock, that the Board determines in good faith (after consultation with outside legal counsel) is more favorable from a financial point of view to the holders of Common Stock than the transactions contemplated by this Agreement, taking into account (i) all financial considerations, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Board and (v) any revisions to the terms of this Agreement and the transactions contemplated by this Agreement proposed by the Purchaser during the Notice Period set forth in Section 5.10(d) of this Agreement.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than the Purchaser) relating to any (i) direct or indirect acquisition of assets of the Company (excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (iv) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Taxes” means (i) all taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, export, custom, stamp, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges, imposed by any Governmental Authority, including any interest, penalties or additions applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) next preceding as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii) next preceding.

6	Securities Purchase Agreement

“Tax Return” means any report, return, statement, declaration, claim for refund, information return or other written information (including any related or supporting schedules, statements or information and any amendment thereto) filed or required to be filed in connection with any Taxes, including the administration of any Laws relating to any Taxes.

“Termination Fee” means, as of the applicable termination date, the amount equal to two percent (2%) of the equity value of the Company, which shall be determined by multiplying (i) the number of shares of Common Stock issued and outstanding times (ii) the closing bid price per share of the Common Stock as reported by the NYSE Amex Stock Market.

“Third Party Intellectual Property Rights” means, with respect to any Person, any Intellectual Property Rights owned by, or exclusively licensed by, another Person (other than by a subsidiary of such first Person or by a Person of which such first Person is a subsidiary).

“Trading Day” means (i) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (ii) if the Common Stock is not then listed or quoted and traded on its primary Trading Market, then a day on which trading of the Common Stock occurs on any Eligible Market, or (iii) if trading of the Common Stock ceases to occur on any Eligible Market, any Business Day.

“Trading Market” means whichever of the Eligible Markets on which the Common Stock is listed or quoted for trading on the date in question. The primary Trading Market on the date hereof is the NYSE Amex Stock Market.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Warrant, the Transfer Agent Instructions, and any other certificates, agreements or other documents delivered or deliverable at the Closing or executed in connection with the transactions contemplated hereunder.

“Transfer Agent Instructions” means the Company’s irrevocable instructions to its transfer agent to issue the Shares upon the Closing.

“Warrants” means those certain Warrants, substantially in the form of Exhibit D attached hereto, setting forth the terms and conditions associated with the Warrant Shares, to be issued to the Purchaser at the Closing pursuant to this Agreement, as specified on the signature page hereto.

“Warrant Shares” means the shares of Common Stock underlying the Warrants.

1.2              Headings; Construction.

(a)                The table of contents and headings herein are for convenience only, do not constitute a part of the agreement of the parties, and shall not be deemed to expand, limit or otherwise affect the construction of interpretation of any provision hereof.

(b)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents with the assistance of legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement or any other Transaction Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof. If an ambiguity or question of intent or interpretation arises, this Agreement and each other Transaction Document shall be construed as if drafted jointly by the parties hereto or thereto, as the case may be, and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement or such Transaction Document.

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(c)                The parties intend that each representation, warranty and covenant contained in this Agreement and the other Transaction Documents shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein or therein in any respect, the fact that there exists another representation, warranty, or covenant relating to a similar subject matter (regardless of the relative levels of specificity) which such party has not breached, whether in the same Transaction Document or another Transaction Document, shall not detract from or mitigate the fact that such party is in breach of such first representation, warranty, or covenant.

(d)               For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly otherwise requires: (i) each reference in this Agreement to any designated “Article,” “Section”, and other subdivisions, or to any designated “Exhibit,” “Schedule” or “Appendix,” is to the designated Article, Section or other subdivision of, or the designated Exhibit, Schedule or Appendix to, this Agreement; (ii) references to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (ii) references to any agreement, document or instrument, including any Organizational Document, means such agreement, document or instrument as amended, supplemented, or otherwise modified and in effect from time to time in accordance with the terms thereof and applicable law, and shall be deemed to refer as well to all addenda, annexes, appendices, exhibits, schedules and other items attached thereto, incorporated by reference therein or otherwise made a part thereof; (iii) references to any Law means such Law as amended, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and includes rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means such section or other provision from time to time in effect and constituting the substantive amendment, codification, replacement or reenactment of such section or other provision; (iv) references to “dollars” or “cash”, and the “$” symbol, shall mean the lawful money of the United States of America; (v) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (vi) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (vii) the term “or” shall not be exclusive; (viii) pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender; (ix) whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa; (x) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof; and (xi) all accounting terms shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

ARTICLE II.
PURCHASE AND SALE

2.1              Closing. Subject to the terms and conditions set forth in this Agreement, on the third (3rd) Business Day following the date on which all conditions to the Closing specified in this Agreement have been satisfied or waived by the applicable party(ies) hereto, except for conditions that by their terms can only be satisfied at the Closing, or at such other time as the Company and the Purchaser may from time to time agree in writing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares and Warrants. The Closing shall take place at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 East Van Buren, Phoenix, Arizona 85004, or at such other location (including electronically via the parties’ remote exchange of executed signature pages and other applicable Closing deliverables) or times as the Company and the Purchaser may agree upon.

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2.2              Closing Deliverables.

(a)                At the Closing (unless otherwise specified), the Company shall deliver or cause to be delivered to the Purchaser:

(i)                 evidence reasonably satisfactory to the Purchaser of the Company’s receipt of the Required Stockholder Approval;

(ii)               a filed copy of the Charter Amendment and evidence reasonably satisfactory to the Purchaser that the Charter Amendment has become effective in accordance with its terms;

(iii)             within three days of Closing, a certificate, registered in the name of the Purchaser, evidencing the number of Shares as set forth under the Purchaser’s name on the signature page hereof next to the label “Shares”;

(iv)             the Registration Rights Agreement, duly executed by the Company;

(v)               the Transfer Agent Instructions;

(vi)             the Warrants, duly executed by the Company;

(vii)           the (A) Amendment to Geimer Employment Agreement and (B) Geimer Consulting Agreement, each duly executed by the Company and Thomas V. Geimer;

(viii)         the resignations, effective as of the Closing, of the Board members and officers of the Company listed on Schedule 2.2(a)(viii);

(ix)             a certificate of the Secretary of the Company certifying as to (A) Organizational Documents of the Company, (B) the resolutions adopted by the Board prior to the execution of this Agreement approving and authorizing (i) the Company’s execution and delivery of this Agreement, (ii) the Charter Amendment, (iii) the Stock Incentive Plan Amendment, (iv) the Option Grant, (v) the appointment, to be effective immediately upon the Closing, of the individuals listed on Schedule 2.2(a)(ix), (vi) consummation of the transactions contemplated hereby, and (vii) recommendation of such matters to the stockholders of the Company for their approval, and (C) the incumbency of the Company’s officers who are authorized to execute and deliver this Agreement and any other agreements or instruments on behalf of the Company;

(x)               a certificate of the Chief Executive Officer and Chief Financial Officer of the Company certifying as to (A) the matters described in Sections 2.3(b)(i), 2.3(b)(ii) and 2.3(b)(vii) below, and (B) such other matters as may be reasonably requested in writing by the Purchaser, including (without limitation) with respect to the Company’s listing status on the NYSE Amex Stock Market;

(xi)             evidence reasonably satisfactory to the Purchaser of the approval by the NYSE Amex Stock Market of the Company’s Supplemental Listing Application pertaining to, among other things, the issuance and sale of the Securities pursuant to this Agreement; and

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(xii)           a good standing certificate issued by the Secretary of State of the State of Colorado (or other applicable Governmental Authority), dated not more than two (2) Business Days prior to the Closing Date, attesting the good standing of the Company in the State of Colorado.

(b)               At the Closing, the Purchaser shall deliver or cause to be delivered to the Company:

(i)                 pursuant to the terms and conditions of the Escrow Agreement, the Investment Amount, by wire transfer of immediately available funds to an account designated by the Company; and

(ii)               the Registration Rights Agreement, duly executed by the Purchaser.

2.3              Closing Conditions.

(a)                The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met or waived in writing by the Company:

(i)                 the representations and warranties of the Purchaser made herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, except for representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date;

(ii)               all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii)             the Required Stockholder Approval shall have been obtained;

(iv)             no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; and

(v)               the Purchaser shall have delivered to the Company the deliverables specified in Section 2.2(b).

(b)               The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met or waived in writing by the Purchaser:

(i)                 the representations and warranties of the Company made herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, except for representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date);

(ii)               all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)             the Required Stockholder Approval shall have been obtained;

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(iv)             no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;

(v)               no Action shall have been commenced against the Company or the Purchaser which would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(vi)             all necessary approvals, consents and waivers shall have been received, and executed counterparts thereof shall have been delivered to the Purchasers at or prior to the Closing;

(vii)           the Common Stock shall have continued to be listed on the NYSE Amex Stock Market on an uninterrupted basis from the date of this Agreement until the Closing Date, and there shall be no facts or circumstances existing as of the Closing that would reasonably be expected to result in the delisting of the Common Stock by the NYSE Amex Stock Market;

(viii)         there shall have been no Material Adverse Effect relating to the Company;

(ix)             the Purchaser shall have completed, to its satisfaction, its due diligence review of the Company; and

(x)               the Company shall have delivered to the Purchaser the deliverables specified in Section 2.2(a).

 ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Purchaser on the date hereof and as of the Closing Date; provided that, the following representations and warranties are qualified by applicable disclosures contained in the SEC Reports to the extent that the relevance of such disclosures is readily apparent:

3.1              Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business it conducts or the property it owns or controls makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (i) an adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, business, condition (financial or otherwise) or prospects of the Company, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document (any of the events set forth in clauses (i), (ii) and (iii) next above, a “Material Adverse Effect”). The Company is not in violation or default of any of the provisions of its Organizational Documents.

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3.2              Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company (other than the Required Stockholder Approval), and no further action is required by the Company or its stockholders in connection therewith (except as set forth in the parenthetical next preceding). Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles.

3.3              No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s Organizational Documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract, agreement, credit facility, debt or other instrument (evidencing Company indebtedness or otherwise) to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) assuming the accuracy of the Purchaser’s representations and warranties and compliance by the Purchaser with its covenants as set forth in this Agreement, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

3.4              Filings, Consents and Approvals. Except for the Required Stockholder Approval and the approval by the NYSE Amex Stock Market of the Company’s Supplemental Listing Application, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the Company’s obligations with respect to the filing of (i) a Current Report on Form 8-K, and (ii) a Form D in accordance with Regulation D promulgated by the Commission under the Securities Act.

3.5              Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.

3.6              Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth in Schedule 3.6. Except as set forth in Schedule 3.6, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in Schedule 3.6, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, directly or indirectly, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser and its permitted successors and assigns) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for the Required Stockholder Approval, no further approval or authorization of any stockholder, the Board or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

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3.7              Material Changes. Since the date of the latest balance sheet included within the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, and (C) liabilities incurred in connection with the transactions contemplated under this Agreement, (iii) the Company has not materially altered its method of accounting or changed its principal registered public accounting firm, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders (in their capacity as stockholders) or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity compensation plans. The Company does not have any request for confidential treatment of information pending before the Commission.

3.8              Litigation. There is no Action pending or threatened against the Company which (i) adversely affects or challenges the legality, validity or enforceability of any Transaction Document or any Securities, or (ii)  could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. During the past five years, neither the Company, nor any director, manager or officer of the Company, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

3.9              Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any employees of the Company.

3.10          Compliance. The Company (i)  is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other contract, agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or Governmental Authority, or (iii) is not and has not been in violation of any Laws, including any Laws relating to taxes, intellectual property, securities, protection of health or the environment, occupational health and safety, product quality and safety, consumer protection, and employment and labor matters.

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3.11              Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as presently conducted and proposed to be conducted, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

.3.12              Title to Assets. The Company owns no real property. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with which the Company is in material compliance.

3.13              Material Contracts.

(a)                For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of its assets are bound (excluding any leases):

(i)                 any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the Company;

(ii)               any employment or consulting contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Board, or (z) Company employee providing for an annual base salary in excess of $50,000;

(iii)             any contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, other than any contract providing for indemnification of customers or other Persons pursuant to contracts entered into in the ordinary course of business;

(iv)             any contract that purports to limit in any material respect the right of the Company (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v)               any contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company of assets with a fair market value in excess of $50,000;

(vi)             any contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company;

(vii)           any contract that obligates the Company to conduct business on an exclusive or preferential basis with any third party;

(viii)         any partnership, joint venture or similar contract that is material to the Company;

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(ix)                 any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $50,000, other than accounts receivables and payables;

(x)               any employee collective bargaining agreement or other contract with any labor union;

(xi)             any other contract under which the Company is obligated to make payment or incur costs in excess of $50,000 in any year and which is not otherwise described in clauses (i)–(x) above;

(xii)             any contract which is not otherwise described in clauses (i)-(xi) above that is material to the Company; or

(xiii)               any contract relating to Company IP.

(b)               The Company has made available to the Purchaser correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)                (i) All of the Company Material Contracts are valid and binding on the Company, enforceable against it in accordance with its terms, and are in full force and effect, (ii) neither the Company nor, to the knowledge of the Company, any third party, has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor, to the knowledge of the Company, any third party, is in breach, or has received written notice of breach, of any Company Material Contract.

3.14              Intellectual Property.

(a)                Unless otherwise expressly provided herein, the following terms, whenever used in this Agreement, shall have the meanings ascribed to them in this Section 3.14(a):

(i)                 “Company IP” means (i) all Intellectual Property Rights used in the conduct of the business of the Company as currently conducted by the Company, and (ii) all other Company-Owned IP.

(ii)               “Company-Owned IP” means all Intellectual Property Rights in which the Company has an ownership interest.

(iii)             “Company Registered Intellectual Property” means all Registered Intellectual Property in which the Company has an ownership interest.

(iv)             “Company Products” means, collectively, (i) all products and services that are currently being published, marketed, licensed, sold, leased, released, auctioned, distributed, displayed, exhibited, broadcast, telecast, or performed, or offered for publication, marketing, licensing, sale, lease, release, distribution, display, exhibition, broadcasting, telecasting, or performance or at auction, by or on behalf of the Company, and (ii) all products or services currently under development by the Company or that the Company is contractually obligated to develop.

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(v)               “Open Source Materials” means all software, art, documentation or other copyrightable work that is released or distributed as “free software” or “open source software”, or under substantially similar licensing or distribution terms, including any software licensed under a license approved as “open source” by the Open Source Initiative, http://www.opensource.org/, or as “free software” by The Free Software Foundation, http://www.fsf.org/.

(b)               The Company (i) owns and has independently developed or acquired, or (ii) has the valid right or license (exclusive or non-exclusive, as applicable) to use, all Company IP. The Company IP is sufficient for the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

(c)                The Company has not (i) transferred any ownership interest in any material Company-Owned IP to any third party, (ii) knowingly permitted any material Company-Owned IP to enter the public domain, or (iii) permitted any material Company Registered Intellectual Property or application therefore to lapse (other than through the natural expiration of Registered Intellectual Property at the end of its maximum statutory term or the abandonment of trademarks or service marks in the ordinary course of business using reasonable business judgment).

(d)               The Company owns and has good and exclusive title to all Company-Owned IP, including without limitation all Company Registered Intellectual Property, free and clear of any Liens. The Company’s right, license and interest in and to all Third Party Intellectual Property Rights that are licensed, leased or subscribed by the Company are free and clear of all Liens (excluding restrictions contained in the applicable license, lease or subscription agreements with such third parties).

(e)                None of the execution and delivery or effectiveness of any Transaction Document, the consummation of the transactions contemplated thereby and the performance by the Company of its obligations under the Transaction Documents to which it is a party or signatory, will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP, impair the right of the Company to use, possess, sell, license or otherwise commercially exploit any Company-Owned IP or any portion thereof, or result in the breach of any contract relating to any Company-Owned IP. After the Closing, all Company-Owned IP will be fully transferable, alienable or licensable by the Company without additional restriction and without additional payment of any kind to any third party, subject to any existing license and distribution agreements with third parties.

(f)                Section 3.14(f) lists all Company Registered Intellectual Property, and for each item of such Registered Intellectual Property, (i) the jurisdictions in which such Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration or any other required documentation has been filed, and (ii) the legal counsel (if any) assisting in the initial filing, registration or the maintenance of such Registered Intellectual Property.

(g)                Each item of Company Registered Intellectual Property is valid and subsisting (or, in the case of applications, applied for and pending), all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been or will be timely paid, and all documents, recordations and certificates in connection with such Registered Intellectual Property currently required to be filed have been or will be timely submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property and recording the Company’s ownership interests therein.

(h)               To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP by any Third Party, including any employee or contractor, or former employee or contractor of the Company, and the Company has not initiated any lawsuit, proceeding, mediation or arbitration for infringement or misappropriation of any Intellectual Property.

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(i)                 The Company has not (i) been sued in any Action (or received any written notice or, to the knowledge of the Company, of any allegation or threat) that involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right or which contests the validity, ownership or right of the Company to exercise, commercially exploit or otherwise use any Intellectual Property Right, (ii) received any written communication that puts the Company on notice of or involves an offer to license or grant any Third Party Intellectual Property Right or immunities in respect thereof, or (iii) received any written notice or, to the knowledge of the Company, of any allegation or threat that questions or contests the validity or enforceability of any Company-Owned IP, including without limitation any item of Company Registered Intellectual Property. The Company has not received any written opinion of legal counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted, infringes, violates or misappropriates any Third Party Intellectual Property Rights.

(j)                 To the Knowledge of the Company, the operation of the business of the Company as such business is currently conducted and, as currently proposed to be conducted by the Company, including (i) the design, development, manufacturing, production, reproduction, marketing, licensing, sale, offer for sale, importation, exportation, distribution, provision, commercial exploitation or use of any Company Product, and (ii) the Company’s use of any product, device or process used in the business of the Company as currently conducted and, to the knowledge of the Company, as currently proposed to be conducted by the Company, does not and will not infringe or misappropriate any Third Party Intellectual Property Rights and does not and, to the knowledge of the Company, will not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction in which the Company conducts business.

(k)               None of the Company-Owned IP, the Company Products or the Company is subject to any judicial or governmental Action or outstanding Order (i) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP or Company Product, or (ii) restricting the conduct of the business of the Company in order to accommodate Third Party Intellectual Property Rights. The Company has not lost any rights to commercially exploit the Company IP by failure to comply with a rule of a governmental regulatory authority.

(l)                 The Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, authorship, reduction to practice, creation or development of any material Company-Owned IP, a written and executed assignment of all rights, title and interests in any Intellectual Property Rights in such Company-Owned IP, in the form made available to the Purchaser, assigning all such third party’s Intellectual Property Rights in such contribution that the Company does not already own by operation of law, and no such third party has retained any rights or licenses with respect thereto.

(m)             No current employee, consultant or independent contractor, or to the Knowledge of the Company any former employee, consultant or independent contractor, of the Company (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention or Intellectual Property Rights assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission, (ii) has developed any technology, software, media or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any Third Party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work, or (iii) has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP (or has made or alleged any such claim or interest in any Company-Owned IP).

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(n)               The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.

(o)               The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all commercially valuable confidential or non-public information included in the Company IP Rights. All use, disclosure or appropriation of such information owned by the Company by or to a third party has been pursuant to the terms of a written confidentiality and/or license agreement or other legal binding arrangement between the Company and such third party. All use, disclosure or appropriation of such information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such information, or is otherwise lawful.

(p)               The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, Company IP, or (ii) distributed Open Source Materials in conjunction with any Company IP.

3.15              Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than as holders of stock options or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, manager, member, beneficiary, or partner.

3.16             Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchaser shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Purchaser pursuant to agreements of the Purchaser which fees or commissions shall be the sole responsibility of the Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section 3.16 that may be due in connection with the transactions contemplated by this Agreement.

3.17              Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.18              Listing and Maintenance Requirements. The Company is, and has no reason to believe that it will not, upon the issuance of the Securities hereunder, continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the principal Trading Market. The consummation of the transactions contemplated under this Agreement does not contravene the rules and regulations of the NYSE Amex Stock Market. The Company has not, in the twelve (12) months preceding the date hereof, received notice from the NYSE Amex Stock Market that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

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3.19              Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Organizational Documents or the laws of its state of incorporation that is or could become applicable to the Purchaser participating in such Closing as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including as a result of the Company’s issuance of the Shares and the Warrants at the Closing and the Purchaser’s acquisition or ownership of the Securities.

3.20              Tax Status. The Company and each affiliated, combined, consolidated or unitary group of which the Company is or has been a member (each, a “Company Group”) have timely filed all federal, state, local, and foreign Tax Returns required to be filed by it in the manner prescribed by applicable Laws and all such Tax Returns were true, complete and correct in all material respects. Except with respect to Taxes that are immaterial in amount, all Taxes of the Company Group (whether or not shown or required to be shown on any Tax Return) that are due and payable have been timely paid in full and the accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and tax income) reflected in the Company’s most recent balance sheet (rather than any notes thereto) are adequate in accordance with GAAP to cover all unpaid Taxes of the Company Group. The Company Group has withheld and paid over all material Taxes required to have been withheld and paid over, and to the knowledge of the Company, the Company Group has withheld and paid over all other Taxes required to have been withheld and paid over, and the Company Group has complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in each case in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets or properties of the Company Group with respect to Taxes. No audit or other proceeding has been conducted or issue raised (and none are currently pending) by any Governmental Authority in connection with any of the Tax Returns or Taxes of the Company Group, (ii) no waiver of any statute of limitation, with respect to any Tax Return that has not yet been filed or otherwise with respect to Taxes, has been given by or requested from the Company Group, (iii) no deficiencies have been asserted or assessments made as a result of any examinations of Tax Returns previously filed by or on behalf of the Company Group. The Company is not a party to any Tax allocation, Tax sharing, or similar agreement. The Company has not been a party to or a promoter of any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations promulgated thereunder. The Company has disclosed on each Tax Return filed by it all positions taken thereon that could give rise to a substantial understatement of penalty of Taxes within the meaning of Code Section 6662 or any similar provisions of any other Tax Law. The Company (i) has adequately provided for or accrued, on its books of account and related records, liability for all unpaid Taxes, (ii) is in compliance with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), and (iii) has determined, assessed and measured the benefits of all material Tax positions taken in any income Tax Return for any period covered by FIN 48, including all significant uncertain positions reflected in such Tax Returns that may be subject to assessment or challenge by any Governmental Authority.

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3.21              Employee Benefit Matters.

(a)                Each “employee benefit plan” (as defined in Section 3(3) of ERISA) and all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, paid time off, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements maintained or contributed to or required to be contributed to by the Company for the benefit of its employees (or former employees) and/or their beneficiaries (collectively, “Benefit Plans”) have been provided to the Purchaser or are have been filed with the SEC Reports. Each Benefit Plan has been established, maintained and administered in all respects in accordance with its terms and any related agreements, and with all applicable Laws.

(b)               All contributions (including employer and employee salary reduction contributions, premiums, fees and administrative expenses required to have been made under the provisions of any agreements or other governing documents or applicable law) with respect to all Benefit Plans maintained by the Company or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued before the applicable due date. No contribution, premium payment or other payment has been made in support of any Benefit Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made. The Company’s books properly reflect all amounts required to be accrued as liabilities under each Benefit Plan.

(c)                No “prohibited transactions” (as defined in Section 4975(c)(1) of the Code) or breaches of fiduciary duty of the Company, or director or officer of the Company, have occurred with respect to any of the Benefit Plans that would reasonably be expected to result in a liability to the Purchaser.

(d)               There are no Actions (other than routine claims for benefits), either currently in progress, or, on the basis of facts or circumstances recognized by the Company, expected to be instituted in the future, against (i) any Benefit Plan, or (ii) any “fiduciary” of such plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder, or by any Governmental Authority.

(e)                Each Benefit Plan, which has ever been made maintained by the Company or any of its Affiliates, including all prototype plans established and maintained by a prototype sponsor, and which has been intended to qualify under Section 401(a) of the Code is so qualified and all trusts established in connection with such Benefit Plans which are intended to be tax exempt under Section 501(a) of the Code are so tax exempt. Each such Benefit Plan has, in fact, remained qualified under the applicable section of the Code through the date of this Agreement, and will remain so qualified through the Closing Date (or, if earlier, the date that all of such Benefit Plan’s assets were distributed). Each such Benefit Plan has been timely amended to meet all requirements of the applicable remedial amendment period and IRS qualification requirements as necessary and appropriate to bring its provisions into compliance with current law. The Company and each of its Affiliates have not taken any action, or failed to take any action, that could reasonably be expected to cause any such Benefit Plan to lose its qualification or for any trust established in connection with such Benefit Plan to lose its exemption.

(f)                Neither the Company nor any of its Affiliates currently maintains, or has at any time prior to the Closing Date maintained, or been required to contribute to or make any payments in respect of (i) any “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) that was ever subject to Title IV of ERISA, (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (iii) any plan that is subject to the minimum funding standards of Code Sections 412 or 430 or ERISA Section 302, or (iv) any multiple employer plan subject to Sections 4063 or 4064 of ERISA.

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(g)                With respect to each current Benefit Plan maintained by the Company or any of its Affiliates, or any former Benefit Plan for which the Company or any of its Affiliates could have any liability, complete and correct copies of the following documents (if applicable to such Benefit Plan) have been delivered (or made available) to the Purchaser: (i) substantially all documents embodying or governing such Benefit Plan, as they may have been amended to the date of this Agreement; (ii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules attached thereto; (iii) the three (3) most recent actuarial valuation reports completed with respect to such Benefit Plan; (iv) the current summary plan description for such Benefit Plan (or other descriptions of such Benefit Plan provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy) related to such Benefit Plan; (vii) a written summary of each unwritten Benefit Plan; (viii) all correspondence with the IRS, the Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy relating to such Benefit Plan; and (ix) all contracts with vendors and service providers for such Benefit Plan.

(h)               Except for the payments due pursuant to the Amendment to Geimer Employment Agreement, neither the Company nor any Affiliate is a party to any agreement, contract or arrangement which requires it to make any bonus, severance or other payment, or requires it to accelerate the vesting or timing of payment of any compensation or benefit payment to any of its officers or employees by reason of a change in control of the Company, including the change in control effected by the consummation of the transactions contemplated by this Agreement. So long as the payments provided for on Exhibit A-1 are deemed to be allocated for the items set forth on that Exhibit (or as otherwise determined by Thomas V. Geimer), no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(i)                 There is no violation of ERISA or the Code with respect to the filing of applicable reports, documents or notices regarding any Benefit Plan with the Department of Labor, IRS or Pension Benefit Guarantee Corporation or the furnishing of such reports, documents or notices to the participants or beneficiaries of the Benefit Plans. In all respects, the Company and its Affiliates have complied with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(j)                 The Company and its Affiliates have complied with all of the notice and continuation coverage requirements of Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA and regulations thereunder (and any similar state law) (“COBRA”).

(k)               The Company and its Affiliates have, subject to requisite notice periods or other requirements contained in such Benefit Plans, reserved the right and power to terminate, suspend, discontinue and amend all Benefit Plans, including all welfare plans that provide benefits to any retiree or other former employee, and such right and power have been appropriately and satisfactorily communicated to all employees and participants.

(l)                 Neither the Company nor any of its Affiliates has any formal plan or commitment, whether or not legally binding, to create any additional Plan or modify or change any existing Benefit Plan in a manner that would impose any liability on Buyer or any of its Affiliates after the Closing Date, nor has any intention to do so been communicated to any current or former employees of the Company or any Affiliate thereof or their dependents, survivors or beneficiaries.

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(m)             All of the Benefit Plans maintained by the Company which are subject to Section 409A of the Code are in compliance with such section of the Code and the guidance issued thereunder by the Treasury Department.

3.22          Foreign Corrupt Practices. Neither the Company, nor any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.23          Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.24          Sarbanes-Oxley Act. The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement.

3.25          SEC Reports; Financial Statements. The Company has either filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twenty-four (24) months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis, or requested and received a valid extension of such time of filing and filed any such SEC Reports prior to the expiration of such extension. Except as may have been corrected or supplemented in a subsequent SEC Report, (i) as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the financial statements of the Company included in the SEC Reports (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations promulgated by the Commission with respect thereto as in effect at the time of filing, and (iii) such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, or, in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the Commission under the Securities Act and the Exchange Act, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the lack of footnotes. The Company has not received any letters of comment from the Staff of the Commission which have not been satisfactorily resolved as of the date hereof.

3.26          Accountants. To the Company’s knowledge, Comiskey & Company (the “Auditors”), which has expressed its opinion with respect to the Company Financial Statements as of July 31, 2011 and 2010 and for each of the Company’s fiscal years in the two-year period ended July 31, 2011, and included in the SEC Reports (including the related notes), is “independent” with respect to the Company within the meaning of Regulation S-X promulgated by the Commission and has been “independent” within such meaning at all times since its engagement by the Company. The Company has made such disclosure of non-audit services performed by the Auditors in its proxy statements with respect to its annual meetings of its stockholders as is required under the Exchange Act, Securities Act and the rules and regulations of the Commission promulgated thereunder, and all such non-audit services have been approved in advance by the audit committee of the Board. To the knowledge of the Company, the Auditors are a registered public accounting firm as required by the Securities Act and SOX and the corresponding rules and regulations of the Commission promulgated thereunder.

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3.27          Internal Control Over Financial Reporting. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) promulgated by the Commission under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) promulgated by the Commission under the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules, regulations and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to its auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period for the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) promulgated by the Commission under the Exchange Act) or, to the knowledge of the Company, in other factors that could significantly affect its internal control over financial reporting.

3.28          No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in ARTICLE III

, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security (other than the offers and sales contemplated by this Agreement), under circumstances that would cause the offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

3.29         No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchaser.

3.30          Certain Registration Matters. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4.2-4.7 with respect to the Closing, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser under the Transaction Documents. Except with respect to the Purchaser and as otherwise set forth on Schedule 3.30, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority that have not been satisfied.

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3.31         Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Purchaser or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

3.32          No Commitment for Additional Financing. The Company acknowledges and agrees that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Securities as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Purchaser or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

3.33          No Undisclosed Liabilities. The Company has no Liabilities except for (i) Liabilities reflected or reserved against in the latest balance sheet included in the SEC Reports, and current liabilities which were incurred in the ordinary course of business of the Company since the date of such balance sheet or as a result of the transactions contemplated by this Agreement.

3.34          Company Proxy Statement. To the Knowledge of the Company, none of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the Commission in connection with the transactions contemplated by this Agreement, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.35          Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the SEC Reports or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.36          Acknowledgment Regarding Purchaser’s Representations and Warranties. The Company acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in ARTICLE IV or elsewhere in this Agreement or any other Transaction Document.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company on the date of execution of this Agreement, and as of the Closing Date, as follows:

4.1 Organization; Authority. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by the applicable Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of the Purchaser. Each of this Agreement and the Escrow Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles.

4.2 Purchaser Status. At the time the Purchaser was offered any Securities, it was, and at the date hereof and on the Closing Date it is, an Accredited Investor. The Purchaser is not a broker-dealer registered under Section 15 of the Exchange Act.

4.3 General Solicitation. The Purchaser is not purchasing any Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.4 Access to Information. The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to its investment.

4.5 Knowledge and Experience of Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and is able to afford a complete loss of such investment.

4.6 Restrictions on Securities. The Purchaser understands that the Securities have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (i) pursuant to an exemption from registration under the Securities Act or pursuant to an effective registration statement in compliance with Section 5 under the Securities Act, and (ii) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

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 4.7 Investment Intent. The Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Securities for any particular period of time. The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

4.8 Investment Decision. The Purchaser is not relying on any other Person with respect to the financial or tax considerations of the Purchaser relating to its investment in the Securities.

4.9 Private Placement. The Purchaser understands and acknowledges that (i) the Securities are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, and (ii) the availability of such exemption depends in part on, and that the Company and its counsel will rely upon, the accuracy and truthfulness of the foregoing representations and the Purchaser hereby consents to such reliance.

4.10 Company Proxy Statement. To the Knowledge of the Purchaser, none of the information provided by Purchaser or the individuals listed on Schedule 2.2(a)(ix) that is included in the Company Proxy Statement, to be filed with the Commission in connection with the transactions contemplated by this Agreement, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.11 Full Disclosure. No representation or warranty by the Purchaser in this Agreement or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.12 Commissions. The Purchaser has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

4.13 Acknowledgment Regarding Company’s Representations and Warranties. The Purchaser acknowledges and agrees that the Company does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in ARTICLE III or elsewhere in this Agreement or any other Transaction Document.

ARTICLE V.
OTHER AGREEMENTS OF THE PARTIES

5.1 Transfers of Securities; Legends.

(a) The Purchaser may dispose of the Securities only in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of the Purchaser or in connection with a pledge as contemplated by Section 5.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

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(b) Certificates evidencing the Securities will contain the following legend, so long as is required by this Section 5.1(b):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

(c) Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 5.1(b)): (i) while a registration statement (including the Registration Statement) covering the resale of such Shares is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144, (iii) if such Shares are eligible for sale under Rule 144 by its holder without any limitation as to volume (provided that the applicable holder provides the Company with reasonable assurances that such Shares are eligible for sale, assignment or transfer under Rule 144, which shall not require an opinion of counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the Purchaser provides the Company with an opinion of counsel to the Purchaser to the effect that such sale, assignment or transfer of such Shares may be consummated without registration under the applicable requirements of the Securities Act, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if requested by the Company’s transfer agent to effect the removal of the legend hereunder. Following the Effective Date or at such earlier time as a legend is no longer required for the Shares under this Section 5.1(c), the Company will, no later than three (3) Trading Days following the delivery by the Purchaser to the Company or its transfer agent (with notice to the Company) of a certificate containing a restrictive legend and representing such Shares, endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the re-issuance and, if applicable, the transfer, together with any other deliveries from the Purchaser as may be required above in this Section 5.1(c), as directed by the Purchaser, either: (A) provided that the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer Program (the “FAST Program”) (or any successor program thereto), cause its transfer agent to credit the aggregate number of unrestricted Shares to which the Purchaser shall be entitled to the Purchaser’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system (or any successor program thereto), or (B) if the Company’s transfer agent is not participating in the FAST Program, cause its transfer agent to issue and deliver (via reputable overnight courier) to the Purchaser a certificate representing such Shares that is free from all restrictive and other legends, registered in the name of the Purchaser or its designee.

 (d) The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 5.1.

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5.2 Furnishing of Information. From the date of this Agreement until the Closing, and thereafter as long as the Purchaser owns any Securities, (i) the Company covenants to use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act which are required to be filed in order to satisfy the current public information requirements of Rule 144(c)(1), and (ii) if the Company is no longer subject to the periodic reporting requirements of the Exchange Act and Rule 144 is not available to the Purchaser (unless the Purchaser has waived compliance with this provision) with respect to any Securities held, the Company will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c)(2) such information as is required to enable the Purchaser to sell the Securities pursuant to and in compliance with Rule 144.

5.3 Securities Laws Disclosure; Publicity. The Company shall, by 4:30 p.m. Eastern time on the Business Day following the date of this Agreement, file a Current Report on Form 8-K disclosing the material terms of this Agreement and the transactions contemplated hereby; provided, that the actual time of filing of such Form 8-K shall be determined in mutual agreement with the Purchaser so long as it is filed in compliance with applicable Laws. The Company shall, by no later than 4:30 p.m. Eastern time on the Business Day following the date of the Closing (but earlier if requested by Purchaser), file a Current Report on Form 8-K disclosing (i) the results of the Company Stockholders Meeting, (ii) the Charter Amendment, (iii) the material terms of any other Transaction Documents entered into in connection with the Closing, and (iv) any other matters relating to the Transaction Documents or the transactions contemplated thereby, or any other matters affecting the Company not previously reported in a SEC Report, required to be reported in a Current Report on Form 8-K and requested by the Purchaser. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the principal Trading Market. Notwithstanding the foregoing, the Company shall not publicly disclose the email address, facsimile number or tax identification or similar number of the Purchaser. The Company shall provide the Purchaser with a reasonable opportunity to review and provide comments on (i) such Form 8-K prior to its filing with the Commission, and (ii) any press release issued by the Company relating to the Transaction Documents or any of the transactions contemplated thereby prior to its release.

5.4 Indemnification.

(a) Indemnification of Purchaser. The Company shall indemnify and hold the Purchaser and its shareholders, partners, members, managers, directors, officers, employees and agents (each, a “Purchaser Party”) harmless from any and all Losses that any such Purchaser Party may suffer or incur as a result of or relating to any misrepresentation, any inaccuracy of any representation, or any breach of any warranty, covenant or agreement made by the Company in any Transaction Document; provided that such indemnity does not exceed, in the aggregate, the sum of the Investment Amount plus such Purchaser Party’s reasonable attorneys’ fees and other costs and expenses paid in defense, settlement, investigation and discovery subject to indemnification above. The Purchaser may elect to be indemnified in the form of a payment of cash by the Company to the Purchaser (or other applicable Purchaser Party), or via the Company’s issuance of that number of additional shares of Common Stock equal to (i) the indemnification amount due and payable to the Purchaser (or other applicable Purchaser Party) divided by the average closing bid price of the Common Stock, as reported on the applicable Trading Market, during the 90-day period immediately preceding the date of payment.

(b) Indemnification of Company. The Purchaser shall indemnify and hold the Company and its shareholders, partners, members, managers, directors, officers, employees and agents (each, a “Company Party”) harmless from any and all Losses that any such Company Party may suffer or incur as a result of or relating to any misrepresentation, any inaccuracy of any representation, or any breach of any warranty, covenant or agreement made by the Purchaser in any Transaction Document; provided that such indemnity does not exceed, with respect to the Purchaser, the sum of the Investment Amount plus such Company Party’s reasonable attorneys’ fees and other costs and expenses paid in defense, settlement, investigation and discovery subject to indemnification above.

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5.5 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval of the sale of the Securities to the Purchaser unless stockholder approval is obtained before the closing of such subsequent transaction.

5.6 Stockholder Rights Plan. No claim will be made or enforced by the Company or, to the knowledge of the Company, any other Person that the Purchaser is an “Acquiring Person” under any stockholder rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

5.7 Investment Company Act. The Company shall conduct its business in a manner so that it will not be required to register as an “investment company” under the Investment Company Act.

5.8 Non-Public Information. The Company warrants that the Company has not provided any material non-public information to the Purchaser in connection with this Agreement and the other Transaction Documents which will remain material and non-public following the disclosure contemplated by Section 5.3.

5.9 Listing of Common Stock. The Company hereby agrees to use its commercially reasonable best efforts to maintain the listing of the Common Stock on the principal Trading Market and, failing that, any Trading Market, and, if required by the rules and regulations of the principal Trading Market, to list all of the Shares on such Trading Market as promptly as practicable after the Closing. The Company further agrees that, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed on such other Trading Market as promptly as reasonably practicable. The Company will take all action reasonably necessary to continue the quotation or listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws and other rules and regulations of the applicable Trading Market.

5.10 No Solicitation.

(a) The Company shall not, and shall not authorize or permit its representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.10(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company to, afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.10(b), neither the Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to the Purchaser, the Company Board Recommendation (as defined below), or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

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(b) Notwithstanding Section 5.10(a), prior to the receipt of the Required Stockholder Approval, the Board, directly or indirectly through any representative, may, subject to Section 5.10(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Board believes in good faith, after consultation with outside legal counsel satisfactory to the Purchaser, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to the Purchaser), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Board determines in good faith, after consultation with outside legal counsel satisfactory to the Purchaser, that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel satisfactory to the Purchaser, that failure to disclose such position would constitute a violation of applicable Law.

(c) The Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.10(b) unless the Company shall have delivered to the Purchaser a prior written notice advising the Purchaser that it intends to take such action. The Company shall notify the Purchaser promptly (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by the Company (or any of its representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or for access to the business, properties, assets, books or records of the Company by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep the Purchaser fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide the Purchaser with at least forty-eight (48) hours prior notice of any meeting of the Board (or such lesser notice as is provided to the members of the Board) at which the Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide the Purchaser with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the Purchaser, copies of such information.

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(d) Except as set forth in this Section 5.10(d), the Board shall not make any Company Adverse Recommendation Change or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Required Stockholder Approval, the Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies the Purchaser, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Board intends to declare a Superior Proposal and that the Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall use its commercially reasonable best efforts to cause its representatives to, during the Notice Period, negotiate with the Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the Purchaser, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies the Purchaser of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Board determines in good faith, after consulting with outside legal counsel satisfactory to the Purchaser, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Purchaser during the Notice Period in the terms and conditions of this Agreement.

 5.11 Company Stockholders Meeting; Proxy Materials.

(a) Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail a proxy statement to the holders of Common Stock in advance of such meeting. Except to the extent that the Board shall have effected a Company Adverse Recommendation Change as permitted by this Agreement, the Company’s proxy statement shall include the recommendation of the Board that the following proposals be approved at the Company Stockholders Meeting (the “Company Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby, (ii) the Charter Amendment, (iii) the change of control with respect to the Company that will occur if and when the transactions contemplated by this Agreement are consummated, (iv) the election to the Board of individuals nominated by the Purchaser (listed on Schedule 2.2(a)(ix)) and any applicable Rule 14f-1 notice requirements, (v) the Stock Incentive Plan Amendment, (vi) the Option Grant, and (vii) such other business as may be transacted at the Company Stockholders Meeting. The Company shall use commercially reasonable best efforts to (y) solicit from the holders of Common Stock proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby (and the other proposals described above) and (z) take all other actions necessary or advisable to secure the vote or consent of the holders of Common Stock required by applicable Law to obtain such approval. The Company shall keep the Purchaser updated with respect to proxy solicitation results upon request. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of the Purchaser (other than (1) in order to obtain a quorum of its stockholders or (2) as reasonably determined by the Company to comply with applicable Law). Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held.

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(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement but in no event later than April 27, 2012, the Company shall file a preliminary proxy statement with the Commission. Counsel to the Purchaser and counsel to the Company shall jointly prepare an initial draft of the preliminary proxy statement to be filed in connection with the Company Stockholders Meeting. The Company shall cooperate, and shall cause its counsel to cooperate, reasonably in connection with the preparation and filing of such preliminary proxy statement and the subsequent definitive proxy statement. The Company shall not file the proxy statement, or any amendment or supplement thereto, without providing the Purchaser a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its commercially reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all Commission comments with respect to the proxy statement as promptly as practicable after receipt thereof and to cause the proxy statement in definitive form to be cleared by the Commission and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the Commission. The Company agrees to consult with the Purchaser prior to responding to Commission comments with respect to the preliminary proxy statement. The Company shall as soon as reasonably practicable (i) notify the Purchaser of the receipt of any comments from the Commission with respect to the proxy statement and any request by the Commission for any amendment to the proxy statement or for additional information and (ii) provide the Purchaser with copies of all written correspondence between the Company and its representatives, on the one hand, and the Commission, on the other hand, with respect to the proxy statement.

(c) The Purchaser shall pay up to $50,000 of the Company’s reasonable out-of-pocket costs and expenses (including fees of counsel to the Company) incurred in connection with the Company Stockholders Meeting and the preparation and filing of the proxy statement described in this Section 5.12. Notwithstanding the foregoing, the Purchaser shall not be obligated to make any such payment(s) in the event of a Company Adverse Recommendation Change.

5.12 Conduct of Business of the Company Pending the Closing. The Company shall, during the period from the date of this Agreement until the later of (i) the Closing, (ii) until the new members of the Board are completely installed and possess the power to manage the direction, business and affairs of the Company or (iii) the termination of this Agreement in accordance with the terms hereof, except as expressly contemplated by this Agreement or as required by applicable Laws or with the prior written consent of the Purchaser, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall use its commercially reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the later of (i) the Closing or (ii) until the new members of the Board are completely installed and possess the power to manage the direction, business and affairs of the Company, except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, the Company shall not, without the prior written consent of the Purchaser:

(a) amend or propose to amend its Organizational Documents;

(b) (i) split, combine or reclassify any Company securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company securities, or (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock;

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(c) issue, sell, pledge, dispose of or encumber any Company securities, other than (i) the issuance of shares of Common Stock upon the exercise of any Company equity award outstanding as of the date of this Agreement in accordance with its terms, or (ii) the issuance of shares of Common Stock in respect of other equity compensation awards outstanding under the Stock Incentive Plan as of the date of this Agreement in accordance with their terms;

(d) make any awards under the 2004 Omnibus Stock Option Plan (or any other stock incentive plan of the Company), except for options to such Persons and in such amounts as may be mutually agreed upon in writing by Mr. Geimer and the Purchaser;

(e) except as required by applicable Laws or by any Company employee benefit plan or contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company employee benefit plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company employee benefit plan if it were in existence as of the date of this Agreement, or make any contribution to any Company employee benefit plan, other than contributions required by Laws, the terms of such Company employee benefit plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(f) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(g) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise);

(h) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(i) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any lease with respect to material real estate or any other contract or lease that, if in effect as of the date hereof would constitute a Company Material Contract or lease with respect to material real estate hereunder;

(j) institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Authority, other than (i) any Action brought against the Purchaser arising out of a breach or alleged breach of this Agreement by the Purchaser, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the SEC Reports; provided that the Company shall not settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

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(k) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Laws;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

(m) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP, other than in the ordinary course of business consistent with past practice, or fail to comply with any governmental regulatory agency rule that would jeopardize the Company’s ability to fully exploit the Company IP; or

(n) agree or commit to do any of the foregoing.

5.13 Supplemental Listing Application. As soon as reasonably practicable following the date of this Agreement but in no event later than April 27, 2012, the Company shall file a Supplemental Listing Application with the NYSE Amex Stock Market pertaining to, among other things, the issuance and sale of the Securities pursuant to this Agreement. The Company shall cooperate, and shall cause its counsel to cooperate, reasonably in connection with the preparation and filing of such Supplemental Listing Application. The Company shall not file the Supplemental Listing Application, or any amendment or supplement thereto, without providing the Purchaser and its counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company).

5.14 Other Actions. Except as otherwise set forth in this Agreement, from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms hereof, the Company and the Purchaser shall not, and shall not permit any of their respective Affiliates to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

5.15 Access to Information. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms hereof, the Company shall afford to the Purchaser and its representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company, and the Company shall, furnish promptly to the Purchaser such other information concerning the business and properties of the Company as the Purchaser may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to the Purchaser pursuant to this Agreement.

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5.16 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and the Purchaser. Thereafter, the parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Trading Market or Governmental Authority to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.17 Transfer Agent Instructions. If the Transfer Agent Instructions shall not have been delivered at the Closing executed by the Company’s transfer agent, or if the Company shall retain a new transfer agent not bound by the Transfer Agent Instructions, the Company shall use its commercially reasonable efforts to obtain its or such transfer agent’s agreement to the Transfer Agent Instructions.

5.18 Material Adverse Events. The Company shall promptly, and in any event within one (1) Business Day, notify the Purchaser of any event which, individually or in the aggregate with other events, has had, or could reasonably be expected to result in, a Material Adverse Effect.

5.19 Delivery of Securities After Closing. The Company shall deliver, or cause to be delivered, the certificates or instruments evidencing the respective Securities purchased by the Purchaser at any Closing to the Purchaser not later than three (3) Trading Days of the Closing Date.

5.20 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

5.21 Amendment to Geimer Employment Agreement; Geimer Consulting Agreement. Following the execution and delivery of this Agreement, the parties shall cooperate in good faith with Thomas Geimer to mutually agree upon, as soon as practicable and in any event prior to the Closing, the definitive forms of the Amendment to Geimer Employment Agreement and Geimer Consulting Agreement, which forms shall contain the key terms described on Exhibits A-1 and A-2 attached hereto and be executed and delivered in connection with the Closing.

ARTICLE VI.
TERMINATION

6.1 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of the Company and the Purchaser.

6.2 Termination By Either Purchaser or Company. This Agreement may be terminated by either the Purchaser or the Company at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the transactions contemplated by this Agreement have not been consummated on or before July 2, 2012, which date shall be automatically extended by 15 days for each comment letter the Company receives from the Commission on the Company Proxy Statement, until a date no later than August 15, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the End Date;

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(b) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated by this Agreement, and such Law or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Required Stockholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof).

6.3 Termination By Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement, (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.11, (iv) the Board fails to reaffirm (publicly, if so requested by the Purchaser) the Company Board Recommendation within five (5) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Common Stock shall have been commenced by a Person unaffiliated with the Purchaser and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within five (5) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 6.3(a); or

(b) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Purchaser shall have given the Company at least 30 days written notice prior to such termination stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 6.3(b).

6.4 Termination By Company. This Agreement may be terminated by the Company at any time prior to the Closing (notwithstanding, in the case of Section 6.4(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if prior to the receipt of the Required Stockholder Approval at the Company Stockholders Meeting, the Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.11(b) hereof, to enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 6.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

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(b) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement such that the conditions to the Closing would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given the Purchaser at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.4(b); or

(c) if the escrow account provided for in the Escrow Agreement has not been funded by 6:00 p.m. (Arizona time) on April 27, 2012.

6.5 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VI (other than pursuant to Section 6.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 6.5 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VI, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party) to any other party hereto, except (i) with respect to this Section 6.5, Section 6.6 and ARTICLE VII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

6.6 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by the Purchaser pursuant to Section 6.3(a), then the Company shall pay to the Purchaser (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 6.4(a), then the Company shall pay to the Purchaser (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated (i) by the Purchaser pursuant to Section 6.3(b), provided that the Required Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or the Purchaser pursuant to (x) Section 6.2(a) hereof and provided that the Required Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 6.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 6.2(a) or Section 6.3(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 6.2(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 6.2(a) or Section 6.2(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 6.3(b), have been publicly disclosed or otherwise made or communicated to the Company or the Board, and not withdrawn, and (B) within 6 (six) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to the Purchaser (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee. If a Person (other than the Purchaser) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholders Meeting, as applicable, and, within 6 (six) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

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(d) Notwithstanding anything to the contrary set forth in this Section 6.6, until May 1, 2012, the Company shall not be responsible for paying any Termination Fee with respect to two (2) companies, which shall be identified by the Company in a sealed envelope delivered to the Escrow Agent. Such envelope shall be held pursuant to the terms of the Escrow Agreement and released to the Purchaser on the earlier of (i) May 1, 2012 or (ii) the Company’s notice to the Purchaser of a Company Adverse Recommendation Change in accordance with Section 5.11 of this Agreement. In the event that the Board implements a Company Adverse Recommendation Change in respect of an unsolicited Takeover Proposal submitted by either of such companies, which Takeover Proposal results in a Company Acquisition Agreement or the termination of this Agreement, in lieu of the Termination Fee, the Company shall reimburse the Purchaser for up to $80,000 of its documented out-of-pocket costs and expenses (including reasonable fees of counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

(e) The Company acknowledges and hereby agrees that the provisions of this Section 6.6 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the Purchaser would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 6.6, and, in order to obtain such payment, the Purchaser makes a claim against the Company that results in a judgment against the Company, the Company shall pay to the Purchaser the reasonable costs and expenses of the Purchaser (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 6.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

ARTICLE VII.
MISCELLANEOUS

7.1 Fees and Expenses. Except as expressly set forth in this Agreement or the other Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of the Securities.

7.2 Entire Agreement. The Transaction Documents, together with the exhibits, appendices and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

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 7.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address specified pursuant to this Section 7.3 prior to 5:30 p.m. (Eastern time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address specified pursuant to this Section  7.3on a day that is not a Trading Day or later than 5:30 p.m. (Eastern time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service for overnight delivery to the street address specified pursuant to this Section 7.3, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Accelr8 Technology Corporation
7000 North Broadway, Building 3-307
Denver, Colorado 80221
Attn: Chief Executive Officer
Facsimile: (303) 863-1218

with a copy to (which copy shall not constitute notice to the Company:

Schlueter & Associates, P.C.
1050 17th Street, Suite 1750
Denver, Colorado 80265
Attn: Henry Schlueter, Esq. and David Stefanski, Esq.
Facsimile: (303) 296-8880

If to the Purchaser:	Abeja Ventures, LLC
5661 North Calle Mayapan
Tucson, Arizona 85718
Attn: Lawrence Mahren, Manager
Facsimile: (520) 299-2150

with a copy (which copy shall not constitute notice to the Purchaser:

Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004
Attn: Daniel M. Mahoney, Esq.
Facsimile: (602) 382-6070

or such other facsimile number or email or street address as may be designated in writing hereafter, in the same manner, by such Person.

7.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

39	Securities Purchase Agreement

 7.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign any or all of its rights under this Agreement and any other Transaction Document to any Person to whom the Purchaser assigns or transfers any Securities; provided that such assignment or transfer is in accordance with this Agreement and the transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the Purchaser.

7.6 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and, to the extent set forth in Section 5.4(a) and Section 5.4(b), respectively, the Purchaser Parties and the Company Parties, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

 7.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced, and to the extent permitted by applicable law shall be commenced exclusively, in the state and federal courts sitting in Maricopa County, Arizona. Each party hereto hereby irrevocably submits to the jurisdiction of the Maricopa County, Arizona courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Maricopa County, Arizona court, or that such Proceeding has been commenced in an improper or inconvenient forum. To the extent permitted by applicable law, each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses actually incurred with the investigation, preparation and prosecution of such Proceeding.

7.8 Jury Trial Waiver. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

40	Securities Purchase Agreement

7.9 Survival. The representations, warranties, agreements and covenants contained herein shall survive the applicable Closing for a period of two (2) years; provided that the provisions of Section 5.4 shall survive with respect to Proceedings brought against an indemnified party by a third party.

7.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by the Company and the Purchaser, and such counterparts have been delivered to the signing Purchaser (in the case of the Company’s signature) or the Company (in the case of the Purchaser’s signature), it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

7.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.12 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

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[SIGNATURE PAGE FOR COMPANY FOLLOWS]

41	Securities Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Accelr8 Technology Corporation., a Colorado corporation

By: /s/ Thomas V. Geimer
Thomas V. Geimer
Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

Name of Purchaser:	Abeja Ventures, LLC, a Delaware limited liability company
Signature of Authorized Signatory of Purchaser:	/s/ Lawrence Mehren
Name of Authorized Signatory:	Lawrence Mehren
Title of Authorized Signatory:	Manager
Address of Purchaser:	5661 North Calle Mayapan
Tucson, Arizona 85718
Investment Amount:	$14,420,000
Number of Shares:	14,000,000
Number of Warrant Shares (Exercise Price):	14,000,000 (50% @ $1.03; 50% @ $2.00)

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[END OF SIGNATURE PAGES]

EXHIBIT A-1

Amendment to Geimer Employment Agreement – Key Terms

•	Geimer would resign his employment with the Company, effective as of the Closing.
•	Geimer’s severance payments would be staggered in the following manner:
o	$650,000 would be payable at the Closing and shall be allocated as follows, or as may otherwise be designated in writing by Mr. Geimer:
▪	$594,000 would be allocated to a non-competition covenant/agreement
▪	$56,000 would be considered a severance payment
o	$700,000 would be payable on July 1, 2013 and shall be allocated as follows, or as may be otherwise be designated in writing by Mr. Geimer:
▪	$700,000 would be considered a severance payment
•	Any severance payments due to Mr. Geimer under his Amended and Restated Employment Agreement (as amended by the Amendment to Geimer Employment Agreement) that are not paid when due will bear interest at a rate of 18% per annum.
•	Amounts due to Mr. Geimer under his Amended and Restated Employment Agreement (as amended by the Amendment to Geimer Employment Agreement) shall not be subject to any right of offset.
•	In the event that Mr. Geimer shall employ counsel to collect upon any amounts due under his Amended and Restated Employment Agreement (as amended by the Amendment to Geimer Employment Agreement), the Company shall pay reasonable attorneys’ fees incurred by Mr. Geimer for services of such counsel, including costs incurred in connection therewith, plus interest thereon at a rate of 18% per annum.
•	The $75,000 deferred compensation agreement payment due to Mr. Geimer for the fiscal year ending July 31, 2012 shall be paid at the Closing.

EXHIBIT A-2

Geimer Consulting Agreement – Key Terms

•	Geimer shall be engaged as a consultant/independent contractor, effective immediately following the Closing. Geimer’s engagement shall end on December 31, 2013, subject to customary termination rights in favor of both parties. However, if the Company shall terminate Mr. Geimer’s consulting agreement prior to December 31, 2013, such termination shall have no impact on the Company’s obligation to pay Mr. Geimer the full amounts due pursuant to the Geimer Consulting Agreement.
•	Geimer’s duties shall include facilitating a positive transition and such other duties as the parties agree upon in the definitive Geimer Consulting Agreement.
•	From the Closing Date through December 31, 2012, Geimer’s compensation under the Geimer Consulting Agreement shall be the same as the compensation payable to him under his current employment agreement plus $20,000; provided, however, that the Geimer Consulting Agreement shall contain a “gross-up” provision in respect of additional taxes payable by Geimer during 2012 as a result of his transition from an employee to a consultant.
•	From January 1, 2013 through December 31, 2013, Geimer’s aggregate consulting fee shall be $96,000.
•	Amounts due to Mr. Geimer under the Geimer Consulting Agreement shall not be subject to any right of offset.

EXHIBIT B

Escrow Agreement

NOTE: The Escrow Agreement provided for the Purchaser’s deposit of the $14,420,000 cash purchase price payable to the Company in connection with the closing of the Investment Transaction in a third-party escrow account, held by Alliance Bank of Arizona, as escrow agent. At the time of the closing (if any), such amount will be immediately wired to the Company, and the parties’ rights and obligations under the Escrow Agreement will be terminated. Otherwise, the terms of the Escrow Agreement are not material to the Investment Transaction.

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

THIS Registration Rights Agreement (this “Agreement”) is made and entered into as of __________ ___, 2012, by and among Accelr8 Technology Corporation, a Colorado corporation (the “Company”), and Abeja Ventures, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser are parties to a Securities Purchase Agreement, dated as of April 20, 2012 (the “Purchase Agreement”), pursuant to which the Purchaser is purchasing 14,000,000 shares of common stock, no par value per share (“Common Stock”), of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, the parties desire to enter into this Agreement in order to grant certain registration rights to the Purchaser as set forth below.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser, intending to be legally bound, hereby agree as follows:

1.                   Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings assigned to such terms in the Purchase Agreement. For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Commission” means the United States Securities and Exchange Commission.

“Effective Date” means the date that the Registration Statement is first declared effective by the Commission.

“Effectiveness Date” means the earlier of (a) the 90th day following the Request Date, and (b) the fifth Trading Day following the date on which the Company is notified by the Commission that the Registration Statement will not be reviewed or is no longer subject to further review and comments.

“Effectiveness Period” means the period from the Effective Date until the Termination Date.

“Filing Date” means the 30th day following the Request Date; provided, however, that this date may be tolled for as long as any Holder of Registrable Securities whose Registrable Securities are to be included in the registration statement has failed to provide the Company with reasonably and customarily requested information.

“Holder” means a holder from time to time of Registrable Securities.

“Necessary Holders” means, at any time of determination, any combination of Holders then holding a majority of the outstanding Registrable Securities that were originally purchased pursuant to the Purchase Agreement.

“Original Purchaser” means with respect to the Securities held by any Holder, the Purchaser (which may be the Holder) which purchased the Shares held by such Holder from the Company on the Closing Date.

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“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means (i) the Securities, (ii) all shares of Common Stock held or beneficially owned by Thomas V. Geimer as of the date hereof (including shares of Common Stock underlying the Rabbi Trust, dated _______________), (iii) all shares of Common Stock (including shares of Common Stock issuable pursuant to warrants) that were not sold pursuant to the Purchase Agreement but that have attendant registration rights as of the date of the Purchase Agreement and for which disclosure has been publicly made in the Company’s filings with the Commission, and (iii) any shares of Common Stock or other securities issued upon any stock split or similar event in respect of, or as a dividend or other distribution upon, any of the foregoing Securities, until such time as such securities (1) have been sold to the public pursuant to a registration statement or other means such that they are no longer “restricted securities” under the Securities Act, or (2) have become Rule 415 Cutback Securities.

“Registration Statement” means the registration statement required to be filed hereunder in accordance with Section 2(a), including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus (including pre- and post-effective amendments), all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Request Date” means the date one or more Holders holding in the aggregate not less than 25% of all Registrable Securities requests the Company in writing to register any of its Registrable Securities pursuant to this Agreement; provided that such Holders may make a demand for such registration under this Agreement more than three times.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Special Counsel” means such attorney or law firm as shall be designated by one or more Holders holding no less than a majority of the outstanding Registrable Securities. If no Special Counsel is designated, then the obligations of the Company associated with Special Counsel shall not apply.

“Termination Date” means the earlier to occur of (i) the date which is five years after the date that the Registration Statement is declared effective by the Commission, and (ii) the date when all Registrable Securities which are (or pursuant to Section 2(a)may be) covered by the Registration Statement have been sold or may be sold by all Holders without volume or manner of sale limitations pursuant to Rule 144, as determined by the counsel to the Company; provided that if requested by the Company’s transfer agent, such determination shall be made, at the Company’s expense, pursuant to a written opinion letter to such effect, addressed and acceptable to such transfer agent.

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2.                  Registration.

(a)                Filing of Registration Statement. On or prior to the Filing Date, the Company shall prepare and file with the Commission a registration statement covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register the Registrable Securities on Form S-3 for resale, in which case such registration shall be on another appropriate form in accordance herewith) and shall contain (except if otherwise agreed by the Holders) the “Plan of Distribution” attached hereto as Appendix A. The Company shall cause the Registration Statement to be declared effective under the Securities Act as soon as possible but, in any event, not later than the Effectiveness Date, and shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the Termination Date. The Company shall not be obligated to enter into any underwriting agreement for the sale of any of the Registrable Securities.

(b)               Cutback Securities. Notwithstanding the provisions of this Section 2, if (i) after the Effective Date, the Registration Statement ceases to be effective and available to the Holders as to all of the Registrable Securities (whether upon the delivery of a notice pursuant to Section 6(d)or otherwise) at any time prior to the Termination Date without becoming available to the Holders as to all of the Registrable Securities within 20 Trading Days pursuant to the delivery of an Advice, or (ii) at the time of effectiveness of the Registration Statement, such Registration Statement is not available to the Holders as to all of the Registrable Securities; in either case, caused by the assertion by the Commission that the number of shares proposed to be registered under the Registration Statement constitutes an offering by or on behalf of the Company not at a fixed price, the Company shall use its best efforts to register the maximum number of shares permissible by the Commission to retain the status of the offering as a secondary offering under Rule 415. In reducing the number of shares to be registered under the Registration Statement, the Company shall omit Registrable Securities (such omitted Registrable Securities, the “Rule 415 Cutback Securities”) pro rata per Holder based on the number of Shares held by the respective Holders. Except as provided in the sentence next preceding, the Company shall not be liable to any Holder for any damages in respect of its failure to register Rule 415 Cutback Securities for resale under the Securities Act or any state securities or “blue sky” laws.

(c)                Registration Statement Questionnaire. In connection with a registration request made by a Holder pursuant to Section 2(a)and from time to time thereafter, the Company may require a selling Holder to furnish to the Company a Registration Statement Questionnaire in form and substance reasonably acceptable to the Company based on information required by the Commission. Each Holder shall furnish the information required in a Registration Statement Questionnaire within five Trading Days of the Company’s request.

 (d)               Piggy-Back Registrations. If at any time prior to the Termination Date an effective Registration Statement is not available for the resale of all Registrable Securities, and the Company determines to prepare and file with the Commission a registration statement under the Securities Act relating to an offering for its own account or the account of others of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder written notice of such determination and, if within 15 days after the date of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of the Registrable Securities such Holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.

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3.                  Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(a)                Holder Review. Not less than two Trading Days prior to the filing of the Registration Statement or any related Prospectus or any amendment or supplement thereto (other than a supplement which attaches a previously filed SEC Report), the Company shall furnish to the Holders and the Special Counsel (if any has been designated) copies of all such documents proposed to be filed, which documents will be subject to the review of such Holders and such Special Counsel. The Company shall not file the Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities or the Special Counsel shall reasonably object in good faith.

(b)               Filing; Compliance. (i) Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably practicable, and in any event within 15 days, to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide the Holders true and complete copies of all correspondence from and to the Commission relating to the Registration Statement (except, with respect to any Holder who does not waive this parenthetical, to the extent such correspondence would disclose material non-public information to a Holder); and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented. Notwithstanding the foregoing, the Company shall not be in breach of its obligations under this Section in the event the delay or inability in filing with the Commission is due to the failure of any Holder of Registrable Securities whose Registrable Securities are to be included in a filing to respond or provide information that is requested in a reasonable and customary fashion.

(c)                Notices. Notify the Holders of Registrable Securities to be sold and the Special Counsel as promptly as reasonably possible (and, in the case of clause (i)(A) next below, not less than three Trading Days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than two Trading Days following the day (i)(A) when a Prospectus or any Prospectus supplement (other than a supplement which attaches a previously filed SEC Report) or post-effective amendment to the Registration Statement is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto to each of the Holders, except, with respect to any Holder who does not waive this parenthetical, to the extent such correspondence would disclose material non-public information); and (C) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Governmental Authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(d)               Stop Orders. Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal as promptly as reasonably practicable of, (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction.

(e)                Copy of Registration Statement. Furnish to each Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

(f)                Copies of Prospectus. Promptly deliver to each Holder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 1(c)to discontinue disposition of Registrable Securities pursuant to the Registration Statement.

(g)                Blue Sky Laws. Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of all jurisdictions within the United States as any Holder reasonably requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(h)               Share Certificates. Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request in writing a reasonable period of time prior to any sale of Registrable Securities.

(i)                 Updates. Upon the occurrence of any event contemplated by Section 1(c)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(j)                 Commission Rules. Comply in all material respects with all applicable rules and regulations of the Commission.

4.                  Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with any Trading Market, and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holders of a majority of the Registrable Securities included in the applicable Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) reasonable fees and disbursements of counsel for the Company and up to $5,000 of the fees and disbursements of Special Counsel (but only if a Special Counsel is designated), (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required under this Agreement or the Purchase Agreement. In no event shall the Company be responsible for any broker or similar commissions, or, except to the extent provided for in the preceding sentence, any legal fees or other costs of the Holders.

5.                 Indemnification.

(a)                Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, agents, employees, and investment advisors of each Holder, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Holder, and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that each Holder has approved Appendix A for this purpose) or (2) in the case of an occurrence of an event of the type specified in Section 1(c)(ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated by Section 6(d). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

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(b)               Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its officers, directors, agents and employees, each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon (x) such Holder’s failure to comply with the prospectus delivery requirements of the Securities Act, or (y) any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that (1) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in the Registration Statement (it being understood that each Holder has approved Appendix A for this purpose), such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (2) in the case of an occurrence of an event of the type specified in Section 1(c) (ii)-(v), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated by Section 6(d); provided, however, that in no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)                Conduct of Indemnification Proceedings.

(i)                 Notice. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with the defense thereof; provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(ii)               Separate Counsel. An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties, unless (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of one separate counsel shall be at the expense of the Indemnifying Party).

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(iii)             Settlement. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(iv)             Fees and Expenses. All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 5) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(k)               Contribution.

(i)                 Relative Fault. If a claim for indemnification under Section 5(a) or Section 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact required to be stated or necessary to make the statements not misleading, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 5were available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1(k)were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.

(ii)               Limitations. Notwithstanding the provisions of this Section 1(k), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by such Holder.

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(iii)             Non-Exclusive. The indemnity and contribution agreements contained in this Section 1(k)are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6.                  Miscellaneous.

(a)                Remedies. In the event of a breach by the Company or by any Holder of any of its respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate. Notwithstanding the foregoing, the Holders shall have no right to take any action to restrain, enjoin or otherwise delay any registration statement filed by or proposed to be filed by the Company as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

(b)               No Piggyback on Registrations. The Company represents and warrants to, and agrees with, the Holders that (i) neither the Company nor any of its security holders may include securities of the Company in the Registration Statement, other than the Registrable Securities, and the Company shall not after the date hereof enter into any agreement providing any such right to any of its security holders without the written consent of the Necessary Holders, and (ii) except as disclosed in or attached to the Company’s filings with the Commisison, the Company has not previously entered into any agreement granting any registration rights with respect to any of its securities to any Person which have not been fully satisfied.

(c)                Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(d)               Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 1(c), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this Section 6(d).

(e)                Regulation M. Each Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to any Registration Statement which would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(f)                Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Necessary Holders (provided, however, that any such amendment that adversely affects any Holder or class of Holders in a manner that does not apply uniformly to all Holders, Shares, or Registrable Securities, as applicable, shall require the written consent of such adversely affected Holders or class) or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought; provided, however, that a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders or Registrable Securities and that does not directly or indirectly affect the rights of other Holders or Registrable Securities must be given by all Holders or all Holders of such Registrable Securities, as the case may be, to which such waiver or consent relates; and, provided, further, that the provisions of the proviso next preceding may be amended, modified, or supplemented only with the consent of all Holders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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(g)                Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address specified pursuant to this Section 6(g) prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address specified pursuant to this Section 6(g)on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service for overnight delivery to the street address specified pursuant to this Section 6(g), or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Accelr8 Technologoy Corporation
7000 North Broadway, Building 3-307
Denver, Colorado 80221
Attn: Chief Executive Officer
Facsimile: (303) 863-1218

with a copy to (which copy shall not constitute notice to the Company):

Schlueter & Associates, P.C.
1050 17th Street, Suite 1750
Denver, Colorado 80265
Attn: Henry Schlueter, Esq. and David Stefanski, Esq.
Facsimile: (303-296-8880

If to a Holder:	To the address of such Holder as it appears in the stock transfer books of the Company;

or such other facsimile number or email or street address as may be designated in writing hereafter, in the same manner, by such Person.

(h)               Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder except (1) with the prior written consent of each Holder, (2) to its successors. Each Holder may assign their respective rights hereunder in the manner and to the Persons permitted under the Purchase Agreement.

(i)                 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

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(j)                 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced, and to the extent permitted by applicable law shall be commenced exclusively, in the state and federal courts sitting in Maricopa County, Arizona. Each party hereto hereby irrevocably submits to the jurisdiction of the Maricopa County, Arizona courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Maricopa County, Arizona court, or that such Proceeding has been commenced in an improper or inconvenient forum. To the extent permitted by applicable law, each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any party shall commence a Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses actually incurred with the investigation, preparation and prosecution of such Proceeding.

(k)               Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(l)                 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(m)             Construction. The rules of construction set forth in Section 1.2 of the Purchase Agreement shall apply to this Agreement.

(n)               End of Effectiveness Period. At the end of the Effectiveness Period the Holders shall discontinue sales of Shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold.

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(o)               Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders constitute a “group” or are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the undersigned has caused this Registration Rights Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Accelr8 Technology Corporation, a Colorado corporation By: _________________________________________ Thomas V. Geimer Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned has caused this Registration Rights Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Abeja Ventures, LLC, a Delaware limited liability company By: ____________________________________________ Lawrence Mehren Manager

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APPENDIX A

Plan of Distribution

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

EXHIBIT D

Form of Warrant

NEITHER THIS WARRANT, NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (COLLECTIVELY, THE “SECURITIES”), HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

ACCELR8 TECHNOLOGY CORPORATION

WARRANT

Warrant No. [__]	Date of Issuance: [__________, 2012][1]

Accelr8 Technology Corporation, a Colorado corporation (the “Company”), hereby certifies that, for value received, Abeja Ventures, LLC, a Delaware limited liability company, or its registered assign (the “Holder”), is entitled to purchase from the Company 7,000,000 shares (as adjusted from time to time as provided in Section 11) of common stock, no par value per share, of the Company (the “Common Stock”) (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”), at an exercise price determined pursuant to Section 3 (the “Exercise Price”), at any time and from time to time from and after the date hereof through and including the date that is five (5) years following the date of issuance set forth above (the “Expiration Date”), and subject to the following terms and conditions:

1.                  Purchase Agreement. This Warrant is one of two Warrants (collectively, the “Warrants”) issued by the Company in connection with that certain Securities Purchase Agreement, entered into on April 20, 2012 (the “Purchase Agreement”), by and among the Company and Holder, and is subject to, and the Company and the Holder shall be bound by, all the applicable terms, conditions and provisions of the Purchase Agreement.

2.                  Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

3.                  Exercise Price. This Warrant may be exercised for a price per Warrant Share equal to $[_____]2, subject to adjustment from time to time pursuant to Section 11.

4.                  Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

___________________________

1 Note to Draft: Warrant to be issued on Closing Date.

2 Note to Draft: Exercise Price will be $1.03 for Warrant #1 and $2.00 for Warrant #2 pursuant to Purchase Agreement.

5.                  Registration of Transfers. Subject to the Holder’s appropriate compliance with the restrictive legend on this Warrant, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment substantially in the form attached hereto as Attachment B duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

6.                  Exercise and Duration of Warrants. This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:30 p.m., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem all or any portion of this Warrant without the prior written consent of the Holder.

7.                  Delivery of Warrant Shares.

(a)                To effect conversions hereunder, the Holder shall not be required to physically surrender this Warrant unless the aggregate number of Warrant Shares represented by this Warrant is being exercised. Upon delivery of an Exercise Notice substantially in the form attached hereto as Attachment A (an “Exercise Notice”) to the Company at its address for notice determined as set forth herein, and upon payment of the applicable Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall promptly (but in no event later than five (5) trading days after the Date of Exercise (as defined below)) issue and deliver, or cause its transfer agent to issue and deliver, to the Holder a certificate for the Warrant Shares issuable upon such exercise registered in the name of the Holder or its designee. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) an Exercise Notice, appropriately completed and duly signed, and (ii) payment of the Exercise Price (by certified or official bank check, intra-bank account transfer or wire transfer) for the number of Warrant Shares so indicated by the Holder to be purchased.

(b)               If by the fifth trading day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 7(a), the Holder will have the right to rescind such exercise.

(c)                The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

8.                  Charges, Taxes and Expenses. Issuance and delivery of certificated or uncertificated shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee, or other incidental tax or expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

9.                  Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a new Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a new warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a new warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver this mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the new warrant.

10.              Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from Liens or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 11). The Company covenants and warrants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable.

11.              Certain Adjustments. The number of Warrant Shares issuable upon exercise of this Warrant is subject to adjustment from time to time as set forth in this Section 11.

(a)                Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of any Warrants), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company; then in each such case (A) the Exercise Price will be adjusted by multiplying the Exercise Price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event, and (B) the number of Warrant Shares issuable hereunder shall be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Such adjustments will take effect (i) if a record date shall have been fixed for determining the stockholders or security holders, as applicable, of the Company entitled to receive such dividend, distribution or issuance by reclassification, as the case may be, immediately after such record date, (ii) otherwise, immediately after the effective date of such dividend, distribution, subdivision, combination, or issuance by reclassification, as the case may be.

(b)               Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or a series of related transactions, (A) effects any merger or consolidation of the Company with or into another Person, (B) effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets, (C) effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (except for issuances by reclassification contemplated by Section 11(a) (iv)), or (D) consummates a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or group making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person or group of Persons) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property (each transaction or series of transactions referred to in clause (i) or (ii) above, a “Fundamental Transaction”); then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, (1) the number of shares of common stock of the successor or acquiring corporation or, if it is the surviving corporation, of the Company, and (2) any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount and components of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Board shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration (substituting the most appropriate market-based measure for the Trading Market in determining the daily VWAP from time to time for each component of the Alternate Consideration or, if no market-based measure is reasonably available for any such component, fixing the daily VWAP of such component at the value determined by such apportionment, but subject to further adjustment as provided in this Section 11). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant of like tenor to this Warrant but adjusted to be consistent with the foregoing provisions and evidencing the Holder's right to exercise such warrant for the appropriate number of shares of capital stock and Alternate Consideration, if any, in exchange for this Warrant. The Company shall ensure that the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 11(b) and ensuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction or series of related transactions analogous to a Fundamental Transaction. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (A) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the principal trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (B) if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported during trading hours, or (C) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company’s Board of Directors and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

(c)                Payment of Exercise Price. The Holder may pay the Exercise Price by certified or official bank check, by intra-bank account transfer or by wire transfer of same-day funds.

12.              No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay the Holder an amount of cash equal to the product of such fraction multiplied by the closing price of one share of Common Stock as reported on the principal trading market for the Common Stock on the Date of Exercise.

13.              Notices. Any and all notices or other communications or deliveries hereunder (including any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number pursuant to this Section 13 prior to 6:30 p.m. (New York City time) on a trading day, (ii) the next trading day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified pursuant to this Section 13on a day that is not a trading day or later than 6:30 p.m. (New York City time) on any trading day, (iii) the trading day following the date of mailing, if sent by nationally recognized overnight courier service to the street address specified pursuant to this Section 13, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be as follows:

(a)	if to the Company, to:

Accelr8 Technology Corporation
7000 North Broadway, Building 3-307
Denver, Colorado 80221
Attn: Chief Executive Officer
Facsimile: (303) 863-1218

with a copy to (which shall not constitute notice to the Company):

Schlueter & Associates, P.C.
1050 17th Street, Suite 1750
Denver, Colorado 80265
Attn: Henry Schlueter, Esq. and David Stefanski, Esq.
Facsimile: (303) 296-8880

(b)               if to the Holder, to the address, facsimile number or email or street address appearing on the Warrant Register (which shall initially be the facsimile number and email and street address set forth for the initial Holder in the Purchase Agreement); or to such other address, facsimile number or email address as the Company or the Holder may provide to the other in accordance with this Section 13.

14.              Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or stockholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15.              Miscellaneous.

(a)                Assignment. Subject to the restrictions on transfer described herein, the rights and obligations of the Company and the Holder shall be binding upon, and inure to the benefit of, the successors, assigns, heirs, administrators and transferees of the parties. The Company shall not have the right directly or indirectly to assign or transfer this Warrant without the prior written consent of the Holder, which may be withheld in the Holder’s sole discretion, or as part of a Fundamental Transaction.

(b)               No Third Party Beneficiaries. Nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(c)                Amendments; Waiver. This Warrant may be amended only in writing signed by the Company and the Holder, and any amendment so effected shall amend each Warrant issued pursuant to the Purchase Agreement and be binding upon each holder of such Warrants (provided, however, that any such amendment that adversely affects any holder or class of holders of such Warrants in a manner that does not apply uniformly to all holders of such Warrants, as applicable, shall require the written consent of such adversely affected holders or class). Any provision of this Warrant may be waived, but only if in writing by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(d)               Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws.

(e)                Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law in any respect, such provision shall be excluded from this Warrant and the balance of this Warrant shall be construed and interpreted as if such provision were so excluded and shall be enforceable in accordance with its remaining terms.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

ACCELR8 TECHNOLOGY CORPORATION, a Colorado corporation By: ________________________________________ Name: Thomas Geimer Its: Chief Executive Officer

ATTACHMENT A

EXERCISE NOTICE

To Accelr8 Technology Corporation:

The undersigned hereby irrevocably elects to purchase shares (the “Shares”) of common stock, no par value per share (“Common Stock”), of Accelr8 Technology Corporation, a Colorado corporation, pursuant to Warrant No. _____, originally issued on __________, 2012 (the “Warrant”). The undersigned elects to utilize the following manner of exercise:

Shares:
	_____	Full Exercise of Warrant
	_____	Partial Exercise of Warrant (in the amount of __________ Shares)
Exercise Price:	$__________
Manner of Exercise:
	_____	Certified or Official Bank Check
	_____	Intra-Bank Account Transfer
	_____	Wire Transfer

[Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the [undersigned]/[the undersigned’s nominee as is specified below].]

Date:
Full Name of Holder*:
Signature of Holder or Authorized Representative:
Name and Title of Authorized Representative†:
Additional Signature of Holder (if jointly held):
Social Security or Tax Identification Number:
Address of Holder:

Full Name of Nominee of Holder†:
Address of Nominee of Holder†:

* Must conform in all respects to name of holder as specified on the face of the Warrant.

† If applicable.

ATTACHMENT B

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the attached Warrant to purchase __________ shares of Common Stock of Accelr8 Technology Corporation, a Colorado corporation (the “Company”), to which the Warrant relates and appoints ________________ as attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Date:
Full Name of Holder*:
Signature of Holder or Authorized Representative:
Name and Title of Authorized Representative†:
Additional Signature of Holder (if jointly held):
Address of Holder:

Full Name of Transferee:
Address of Transferee:

In the presence of:

* Must conform in all respects to name of holder as specified on the face of the Warrant.

† If applicable.

Schedule 2.2(a)(viii)

Board Members and Officers to Resign Contemporaneous with Closing

Charles E. Gerretson, Director

John D. Kucera, Director

Thomas Geimer, CEO and CFO

David Howson, President

Schedule 2.2(a)(ix)

Board Members to be Appointed

Jack Schuler

John Patience

Lawrence Mehren

Schedule 3.6

Capitalization

Shares of Common Stock Authorized – 19,000,000

Shares of Common Stock Outstanding – 11,103,367

Shares of Preferred Stock Authorized – 0

Shares of Preferred Stock Outstanding – 0

Number of shares of Capital Stock underlying options issued and outstanding – 1,060,000

Number of shares allocated to 2004 Omnibus Stock Option Plan available but unissued – 0

Number of shares of capital stock underlying warrants issued and outstanding – 302,152

Number of shares of capital stock issuable upon conversion or exercise or other securities besides options and warrants – 0

Schedule 3.14(f)

Registered IP